Exhibit 10.7

MACDERMID, INCORPORATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EFFECTIVE APRIL 1, 1994

AS AMENDED ON FEBRUARY 25, 2005

TABLE OF CONTENTS

Article I Definitions		2
1.1.	“Board of Directors”	2
1.2.	“Code”	2
1.3.	“Committee”	2
1.4.	“Company”	2
1.5.	“Disability”	2
1.6.	“Early Retirement Date”	2
1.7.	“Normal Retirement Date”	2
1.8.	“Participant”	2
1.9.	“Pension Plan”	2
1.10.	“Plan”	2
1.11.	“Supplemental Pension Benefit”	2
1.12.	“Year of Service”	2
Article II Benefits		3
2.1.	Supplemental Pension Benefit	3
2.2.	Death Benefit	3
2.3.	Termination of Employment	3
2.4.	Termination for Cause and Noncompetition	4
Article III Distributions		5
3.1.	Time and Form of Payment of Supplemental Pension Benefit	5
Article IV Administration		6
4.1.	Plan Administration	6
4.2.	Expenses	6
4.3.	Form of Election or Communication	6
4.4.	Annual Reports	6
4.5.	Claims for Benefits	6
Article V General Provisions		7
5.1.	Purpose of Plan	7
5.2.	Plan Unfunded	7
5.3.	Unsecured Creditor	7
5.4.	Amendment and Termination	7
5.5.	Assignment of Benefits	7
5.6.	Employment Not Guaranteed	7
5.7.	Binding Agreement	7
5.8.	Withholding	7
5.9.	Captions	7
5.10.	Severability	8
5.11.	Construction	8

i

PREAMBLE

WHEREAS, MacDermid, Incorporated adopted the MacDermid Incorporated Supplemental Executive Retirement Plan (the “Plan”), a nonqualified retirement plan, effective as of April 1, 1994, for the benefit of certain management and highly compensated employees; and

WHEREAS, The Company intends to provide benefits under the Plan to replace certain benefits eligible employees may not receive under the MacDermid, Incorporated Pension Plan as a result of the application of the limitations of sections 401 (a) (17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”), to such plans;

WHEREAS, the Board of Directors of the Company has amended the Plan on August 2, 2004; and

WHEREAS, the Board of Directors of the Company has further amended the Plan on February 25, 2005, to assure compliance of the Plan with the provisions of section 409A of the Code, added to the Code by the provisions of the American Jobs Creation Act of 2004;

NOW THEREFORE, the Plan, originally effective April 1, 1994, as heretofore amended and as hereby amended, is continued in effect as set forth herein.

Article I

Definitions

1.1. “Board of Directors” means the Board of Directors of MacDermid, Incorporated.

1.2. “Code” means the Internal Revenue Code of 1986, as from time to time amended.

1.3. “Committee” means the committee appointed by MacDermid, Incorporated to administer the Plan in accordance with Article V.

1.4. “Company” means MacDermid, Incorporated, a Connecticut corporation, and any of its domestic subsidiaries which participate in the Plan with the consent of MacDermid, Incorporated.

1.5. “Disability” means a disability as defined in the Pension Plan, provided, however, that in no event shall a Participant be considered to have incurred a Disability for purposes of the Plan unless the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

1.6. “Early Retirement Date” means the early retirement date of a Participant as defined in the Pension Plan.

1.7. “Normal Retirement Date” means the normal retirement date of a Participant as defined in the Pension Plan.

1.8. “Participant” means a management or highly compensated employee of the Company who has been designated by the Board of Directors to participate in the Plan.

1.9. “Pension Plan” means the MacDermid, Incorporated Employees’ Pension Plan, as from time to time in effect.

1.10. “Plan” means the MacDermid, Incorporated Supplemental Executive Retirement Plan set forth herein, as from time to time amended.

1.11. “Supplemental Pension Benefit” means the benefit determined under Section 2.1 or, in the case of the surviving spouse of a Participant, Section 2.3.

1.12. “Year of Service” means a year of vesting service as defined in the Pension Plan.

Article II

Benefits

2.1. Supplemental Pension Benefit. The Supplemental Pension Benefit payable to a Participant who retires on or after his or her Early Retirement Date or as the result of Disability shall be equal to the excess, if any, of:

(a)	the benefit that would be payable to the Participant under the Pension Plan if the limitations of section 401 (a)(17) and section 415 of the Code did not apply, and had not at any time applied, to the Pension Plan, over

(b)	the benefit actually payable to the Participant under the provisions of the Pension Plan taking into account such limitations.

The Participant’s benefit in each case shall be determined as of the date of his or her retirement or Disability, as the case may be, in the form of a single lump sum payable (i) in the case of a retirement other than for Disability, six months and one day following the Participant’s retirement, or (ii) in the case of a retirement for Disability, the first day of the month next following the Participant’s Disability. Such lump sum payment in each case shall be an amount that is the actuarial equivalent, calculated using reasonable actuarial assumptions, of the normal form of benefit payable under the Pension Plan. No Supplemental Pension Benefit will be payable for retirement prior to Early Retirement Date.

2.2. Death Benefit. In the event of a Participant’s death, his or her beneficiary shall be entitled to a death benefit as specified in this Section 2.2. If the Participant’s beneficiary is his or her surviving spouse, such spouse shall be entitled to receive a Supplemental Pension Benefit equal to the excess, if any, of

(a)	the death benefit to which such spouse would be entitled under the Pension Plan if the limitations of section 401 (a)(17) and section 415 of the Code did not apply, and had not at any time applied, to the Pension Plan, over

(b)	the death benefit actually payable to such spouse under the Pension Plan taking into account such limitations.

Such death benefit shall be payable at the same time as the death benefit actually payable to such spouse under the Pension Plan.

If the Participant dies after benefits have commenced, no death benefits shall be paid under the Plan in the event of the Participant’s death. If no beneficiary is designated, the Participant’s surviving spouse, if any, shall be deemed to be his or her beneficiary, and if no spouse survives the Participant, any benefits shall be paid to the Participant’s estate.

2.3. Termination of Employment. Notwithstanding any other provision of the Plan, a Participant who terminates employment with the Company for any reason other than Disability before his or her Early Retirement Date and before completing five or more Years of Service shall not be entitled to any benefit under the Plan and shall, upon his or her termination, be deemed to have received a distribution of zero benefits hereunder.

2.4. Termination for Cause and Noncompetition. Notwithstanding any other provision of the Plan, in the event that

(a)	a Participant’s employment with the Company is terminated as a result (i) conviction of any criminal offense involving dishonesty or breach of trust or any felony or crime of moral turpitude which directly and adversely affects the business of the Company, (ii) commission of an act of fraud on or materially evidencing bad faith towards the Company, or (iii) willful refusal to perform the duties reasonably assigned by the Company, which refusal continues for more than ten days after written notice to the Participant pursuant to a vote of two-thirds of the Board of Directors, or

(b)	the Participant or former Participant, within the period ending two years after the termination of his or her employment with the Company, enters into competition with the Company, or interferes with the relations between the Company and any customer, or engages in any activity that would result in a material decrease in or loss of revenues by the Company, the rights of such Participant or former Participant and his or her beneficiary and spouse, if any, to a benefit shall be forfeited and he or she shall not be entitled to any benefit under the Plan. However, no forfeiture of benefits shall occur under this Section 2.4 if the Board of Directors determines that such action is in the best interests of the Company.

Article III

Distributions

3.1. Time and Form of Payment of Supplemental Pension Benefit. Except in the event of a Participant’s death or that of his or her beneficiary, a Participant’s Supplemental Pension Benefit shall be payable as a lump sum (i) in the case of a retirement other than for Disability, six months and one day after the Participant’s retirement, or (ii) in the case of a retirement for Disability, on the first day of the month next following the Participant’s Disability.

Article IV

Administration

4.1. Plan Administration. The Plan shall be administered by the Committee. The Committee shall have complete discretion and authority to administer the Plan and to interpret the provisions of the Plan. Any determination made by the Committee shall be conclusive and binding on all persons under the Plan in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously. The Committee may establish reasonable rules and procedures to facilitate the administration of the Plan.

4.2. Expenses. All expenses incurred in administering the Plan shall be paid by the Company.

4.3. Form of Election or Communication. Any election, claim, notice or other communication required or permitted to be made by a Participant or beneficiary under the Plan shall be made in writing and in such form and manner as the Committee may prescribe. Such communication shall be effective upon receipt, if hand delivered or sent by first class mail, postage prepaid, return receipt requested, to MacDermid, Incorporated, 245 Freight Street, Waterbury, CT 06702.

4.4. Annual Reports. Once each calendar year, as soon as practicable following December 31 of such year, the Committee shall provide each Participant with a statement of his or her benefits to date under the Plan.

4.5. Claims for Benefits. In the case of a claim respecting benefits under the plan, the Committee shall provide the claimant with a written determination allowing or denying the claim promptly, and in any event within 90 days, following receipt of the claim. If no written determination is provided within that period, the claim will be considered denied. A claimant may obtain review of such determination by submitting a request for review to the Committee within 60 days after the determination is made or, if later, received by the claimant. A determination on review shall be provided to the claimant within 60 days of receipt of the request for review.

Article V

General Provisions

5.1. Purpose of Plan. The Plan is intended to provide deferred compensation for a select group of management and highly compensated employees. Notwithstanding any other provision of the Plan, the Committee may, with the approval of the Board of Directors of MacDermid, Incorporated, limit the employees eligible to participate in the Plan so as to effect this purpose.

5.2. Plan Unfunded. The Plan shall be unfunded and no assets shall be set aside for the payment of benefits under the Plan. All benefits shall be paid from the general assets of the Company, which remain subject to the claims of the general creditors of the company and may be used by the Company for any corporate purpose until benefit payments are made.

5.3. Unsecured Creditor. The rights of each Participant and his or her Beneficiary to benefits under the Plan shall be solely those of an unsecured creditor of the Company.

5.4. Amendment and Termination. The Board of Directors of MacDermid, Incorporated may at any time amend or terminate the Plan by action of the Board and execution of a written instrument by an authorized officer of the Company. However, no amendment to the Plan shall have any right to reduce or modify any benefit which has become nonforfeitable without the written consent of the Participant, or in the event of the Participant’s death, the Participant’s Beneficiary, except to the extent necessary, in the good faith judgment of the Committee, to comply with the provisions of section 409A of the Code.

5.5. Assignment of Benefits. No Participant or Beneficiary under the Plan shall have any right to assign, transfer, pledge or otherwise encumber the right to receive any benefit under the Plan, and any attempted assignment, transfer, pledge or other encumbrance shall be void and have no effect.

5.6. Employment Not Guaranteed. Participation in the Plan shall not be deemed to be consideration for, or an inducement to, or a condition of employment of any employee. Nothing contained in the Plan shall be deemed to give any Participant the right to be retained in the employment of the Company, nor shall any Participant or Beneficiary or any other person have any right to any payment, except as such payment may be provided under the terms of the Plan.

5.7. Binding Agreement. The provisions of this Plan shall be binding upon each Participant and the Company and their successors, assigns, heirs, executors and beneficiaries.

5.8. Withholding. The Company shall be entitled to deduct from all benefit payments made to a Participant or Beneficiary all applicable federal, state or local taxes required by law to be withheld from such payments.

5.9. Captions. The captions at the heads of Sections of this Plan are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Plan.

5.10. Severability. The invalidity of any portion of the Plan shall not invalidate the remainder, and the remainder shall continue in full force and effect.

5.11. Construction. The Plan shall be construed in accordance with the laws of the State of Connecticut, except to the extent preempted by federal law, and in accordance with the provisions of section 409A of the Code, it being the intent of the Company and the Participants that the Plan and all amounts payable to the Participants under the Plan shall meet the requirements of section 409A of the Code to the extent applicable to the Plan and such payments. Recognizing such intent and the lack of guidance currently available under section 409A, each provision of the Plan shall be construed in such manner as shall be necessary to comply with such requirements.

Executed this 25th day of February, 2005.

MacDermid, Incorporated

By:	/s/ John L. Cordani
Title: Secretary